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DUNE
ENERGY

News Release
For Immediate Release

Investor Contact:
Steven J. Craig
Sr. Vice President Investor Relations and Administration
713-229-6300

DUNE ENERGY SIGNIFICANTLY INCREASES BARNETT SHALE POSITION TO MORE THAN 8,000 ACRES; ACCELERATES DRILLING PROGRAM

Houston, TX August 7, 2007 Dune Energy, Inc. (AMEX:DNE) Dune Energy, Inc., via three new agreements, announced today that it has significantly increased its acreage position in the Fort Worth Basin Barnett Shale to more than 8,000 gross acres from some 2,900 gross acres at the beginning of 2007.

Covering three separate privately negotiated "drill to earn" transactions, Dune Properties, Inc., a 100% owned subsidiary of Dune Energy, has the right to earn approximately 5,000 additional gross acres within Wise, Denton and Montague counties. In addition, as part of these transactions, Dune acquired 3 new wellbores for costs incurred to date, plus a commitment to complete all 3 wells. Dune has agreed to carry the original investors in future wells for between 6% and 10% working interest through production facilities, depending upon the net revenue interest ("NRI") delivered on the properties. There are approximately 2,900 gross acres within the core area of the Barnett Shale in Wise and Denton counties, and some 2,100 gross acres located in southeastern Montague County. Dune must maintain a continuous drilling program in order to have access to continuing rights for the acreage. Management estimates, pursuant to the ongoing agreement, that there are approximately 100 drilling locations on this new acreage.

Presently, Dune has one rig under long term contract dedicated to drilling its Barnett Shale acreage, and is in the process of finalizing a contract for a second rig. For the remainder of 2007 and 2008, management intends to utilize 2 to 3 rigs in order to greatly accelerate its development program.

Since Dune commenced its Barnett Shale drilling program late in 2005, it has completed, and to a lesser extent acquired 26 wells. Production for the first quarter of 2007 averaged 3.9 MMcfe/day net to Dune. Presently, 5 wells are awaiting fracture stimulation or pipeline hook up. Management expects to drill an additional 8-10 wells through the remainder of the year, providing a calendar 2007 exit rate exceeding 10MMcfe/day.

Alan D. Gaines, Chairman of the Board of Directors, stated, "This greatly expands our drillable acreage within the prolific Barnett Shale. Dune will continue to expand its footprint by aggressively seeking out additional corporate opportunities within this core area."

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James A. Watt, President and Chief Executive Officer, commented, "Our Barnett
Shale drilling program provides consistent low risk, long life production, cash flow and reserve additions. With these new agreements, Dune will have access to numerous additional locations with a multi-year drilling inventory."

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300